Exhibit 99.1

May 18, 2007 as amended October 25, 2007

(Delivery by email and Overnight Courier)

Peter Blackmore

[address]

Dear Peter:

I am pleased to confirm UTStarcom’s job offer to you for the position of President and Chief Operating Officer, with a start date to be agreed upon.  The terms and conditions of this offer of employment are contingent upon the acceptance of this letter by May 25, 2007 and commencement of your employment no later than July 2, 2007.

This position reports directly to Hong Lu, the Company’s current President and Chief Executive Officer, and is located at the Company’s headquarters in Alameda, California.  The following business units/functions will report to you initially: International Sales, Marketing & Services, Global Supply Chain, Global IT, Quality and the Network Solutions BU.  The remaining business units, namely Terminals BU and the PCD Division, will transfer to you at a time mutually agreed upon between yourself and Mr. Lu.  Within approximately 12 months from your date of employment and in consultation with Mr. Lu, the Board of Directors in its sole discretion may appoint you as the Chief Executive Officer.

The key elements of this employment offer are as follows:

Salary:  Your annual salary is $800,000.  Paydays are on the 15th and the last day of each month.  Direct deposit is available.  You will receive an annual performance review; however, your salary will never be reduced below its current level.

Signing Bonus: You will be paid a signing bonus amount of $100,000, payable upon the commencement of your employment with the Company.

Cash Payment Award: At this time, as you know, the Company is not in a position to make any grants of equity awards.  As a result, after you commence employment and upon approval of the Board of Directors, the Company will grant you a restricted cash award equal to $5.2 million, payable over a four (4) year period as follows:  (i)  $4 million will vest as follows:  One quarter (25%) of the cash payment will vest and become payable on each annual anniversary of your start date, subject to your continuing to provide services to the Company through each applicable vesting date and (ii) $1.2 million will vest as follows:  One quarter (25%) of the cash payment will vest and become payable on the first anniversary of the date of grant, and the remaining cash balance will vest in equal installments of 1/36th each month thereafter, subject to your continuing to provide services to the Company through each applicable vesting date.  In the event of your death or disability both amounts under clause (i) and (ii) above will accelerate in full.

Once the Company is in a position to make grants of equity awards, the Board of Directors or its designated committee may convert your restricted cash award to (i) shares of restricted stock and  restricted stock units (subject to the limitations in the Company’s 2006 Equity Incentive Plan) with an aggregate value of $4 million on the date of grant which will vest as follows: one quarter (25%) of the shares  will vest on each annual anniversary of your start date, subject to your continuing to provide services to the Company through each applicable vesting date, and (ii) options to purchase common stock of the Company  with a value of $1.2 million on the date of grant which will vest as follows: one quarter (25%) of the stock options will vest on the first anniversary of the date of grant, and the remaining stock options will vest in equal installments of 1/36th each month thereafter, subject to your continuing to provide services to the Company through each applicable vesting date.  In the event of your death or disability both amounts under clause (i) and (ii) above will accelerate in full.

Annual Performance Bonus: On an annual basis, you will be eligible for an annual performance target bonus (the “Annual Bonus”) of 100% of your base salary based upon (i) the Company’s performance and (ii) achievement of mutually agreed upon performance objectives determined by you and the Chief Executive Officer.   For the 2007 fiscal year, 50% of the Annual Bonus amount will be guaranteed to you, and will be payable at the time bonuses for the 2007 fiscal year are paid to other executives (but no later than March 15, 2008).

Change in Control/Involuntary Termination Agreement:  You will be offered an agreement between yourself and the Company effective on the commencement of your employment (the “COC Agreement”), in which the terms and conditions, in part, provide as follows:

a)            In the event you remain employed with the Company through the twelve (12) month-anniversary of the effective date of the COC Agreement (or a later date mutually agreed upon in writing by the Board of Directors and you, but no later than February 13, 2009) and you are not offered the position of Chief Executive Officer of the Company on or before such date, you will receive: (i) twelve (12) months of your base salary, (ii) payment of the full Annual Bonus for the year, and (iii) full and complete acceleration of any outstanding restricted cash awards and outstanding equity awards, if any, then unvested at the time of the termination.

b)            In the event of an Involuntary Termination (as such term is defined in the COC Agreement) or a termination for Good Reason (as such term is defined in the COC Agreement), you will receive (i) twelve (12) months of your base salary, (ii) payment of the full Annual Bonus you would have otherwise been eligible to receive in the year of termination, (iii) full and complete acceleration of any outstanding restricted cash awards and outstanding equity awards, if any, then unvested at the time of the termination and (iv) twelve (12) months from the date of termination to exercise your equity awards; or

c)             In the event of a  termination following a Change of Control (as such term is defined in the COC Agreement), you will receive (i) twenty four (24) months of your base salary, (ii) payment of two times the full Annual Bonus you would have otherwise been eligible to receive in the year of termination (in addition, a pro rated amount of the full Annual Bonus will be paid for the year of termination), and (iii) full and complete acceleration of any outstanding restricted cash awards and outstanding equity awards, if any, then unvested at the time of the termination and (iv) twelve (12) months from the date of termination to exercise your equity awards.

Such payments and benefits will be payable at such times and in accordance with the terms and conditions of the COC Agreement.

Paid Time Off (PTO):  You will be provided at the inception of your employment with an accrual rate for PTO equivalent to 20 days per year.  This will continue during your employment with the Company pursuant to the Company’s policies relating to PTO accrual and use.

Please be prepared to provide proof of eligibility for employment in the United States on your first day of work, in compliance with the Immigration Reform and Control Act (Form I-9).  Additionally, this offer of employment is contingent upon completion of both personal reference verifications, and a criminal background check.  UTStarcom reserves the right to withdraw its offer of employment to you if the results of the reference verifications and/or the criminal background check are not satisfactory, in the sole judgment of UTStarcom.

Your employment with the Company will be “at will” and subject to the terms herein.  This means that your employment with the Company may be terminated by either you or the Company at any time, for any reason or for no reason, with or without notice.  This offer supersedes all prior offers, both written and verbal.

As an employee of the Company, you will be expected to abide by Company rules and regulations. You will be expected to sign and comply with an agreement, which requires, among other provisions, the non-disclosure of proprietary information.

Under separate cover I will forward to you the following materials for your review: a proposed Change in Control/Involuntary Termination Agreement (as described above); a proposed Indemnification Agreement; a Director and Officers’ Questionnaire; and a Power of Attorney regarding outside counsel’s filing of SEC Forms 3/4/5 on your behalf.

This letter shall be governed by the laws of the State of California.

We are pleased that you have chosen to become part of the UTStarcom team, and wish you the very best as you begin your employment with UTStarcom. If you have any questions about UTStarcom or its benefit programs, please feel free to contact Mark Green at 510-749-1565 (or mark.green@utstar.com).

Please sign one copy of this letter to indicate your intent to accept the terms and conditions of this offer letter, and please return the signed copy to the Human Resource Department confidential fax at (510) 814-XXXX.

Sincerely,

/s/ Edward Hudson

Edward Hudson
Senior Director Human Resources

I accept the terms and conditions of this offer letter, and I understand that it replaces those of any earlier offers of employment (if any) including without limitation the prior version of this offer letter dated May 18, 2007.

Signed:	/s/ Peter Blackmore

Print name:	Peter Blackmore

Date:	October 31, 2007